U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed  pursuant to Section  16(a) of the  Securities  Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

1.       Name and Address of Reporting Person:
                  Ron Kaufman
                  6621 Lynndale Drive
                  Raleigh, North Carolina 27612

2.                Date of Event Requiring  Statement - (Month/Day/Year)  January
                  3, 2000
3. IRS or Social Security Number of Reporting Person (Voluntary):

4.       Issuer Name and Ticker or Trading Symbol:
                  Origin Investment Group, Inc.
                  OTC-Bulletin Board Symbol = OGNI

5.       Relationship of Reporting Person to Issuer (Check all applicable):
                  ___X___ Director                    _______ 10% Owner

                  _______ Officer (give title below) _____ Other (specify below)

6.       If Amendment, Date of Original (Month/Year): None


             Table I - Non-Derivative Securities Beneficially Owned

1.       Title of Security:
                  None

2.       Amount of Securities:
                  None

3.       Ownership:
                  None

4.       Nature of Indirect Beneficial Ownership:
                  None


               Table II--Derivative Securities Beneficially Owned
         (e.g.,puts, calls, warrants, options, convertible securities)

1.       Title of Derivative Security:
                  None

2.       Date Exercisable and Expiration:
                  None

3.       Title and Amount of Securities:
                  None

4.       Conversion or Exercise Price of Derivative Security:
                  None

5.       Ownership Form of Derivative Security:
                  None

6.       Nature of Indirect Beneficial Ownership:
                  None

Explanation of Responses:



                                   /s/      Ron Kaufman
                                   -----------------------------
                                   **Signature of Reporting Person


                                   1/03/00
                                   -----------------------------
                                   Date